Exhibit 99.1
Digi International Reports Revenue Increases for Fourth Fiscal Quarter and Full Year 2010 of
18.1% and 10%, Respectively, Compared to Fourth Fiscal Quarter and Full Year 2009
Meets Street EPS Consensus Estimates for Fourth Fiscal Quarter and Full Year 2010
(Minneapolis, MN, October 28, 2010) — Digi International® Inc. (NASDAQ: DGII, www.digi.com)
Financial highlights for the quarter and fiscal year ended September 30, 2010 include:
•	Digi reported revenue of $47.3 million for the fourth quarter of fiscal 2010 compared to $40.0 million in revenue for the fourth quarter of fiscal 2009, an increase of $7.3 million, or 18.1%. Revenue for the year-ended September 30, 2010 (fiscal 2010) was $182.5 million compared to $165.9 million for the year-ended September 30, 2009 (fiscal 2009), an increase of $16.6 million, or 10.0%.

•	Digi’s diluted earnings per share of $0.09 and $0.36 for the fourth fiscal quarter and fiscal 2010, respectively, met Street consensus estimates. Diluted earnings per share were $0.04 and $0.16 for the fourth fiscal quarter and fiscal 2009, respectively.

•	Earnings before taxes, depreciation, and amortization (EBTDA) were $5.9 million for the fourth quarter of fiscal 2010, or 12.5% of revenue, and $20.7 million, or 11.3% of revenue, for fiscal 2010. EBTDA were $3.5 million for the fourth quarter of fiscal 2009, or 8.8% of revenue, and $14.3 million, or 8.6% of revenue, for fiscal 2009. A reconciliation of EBTDA to income before income taxes is provided later in this earnings release.

•	Digi generated cash from operations of $16.1 million and $15.7 million for fiscal years 2010 and 2009, respectively.

•	Digi’s cash and cash equivalents and marketable securities balance was $87.6 million at September 30, 2010, an increase of $5.1 million over the cash and cash equivalents and marketable securities balance, including long-term marketable securities, at June 30, 2010 and an increase of $11.8 million over the comparable balance at September 30, 2009.

•	Digi maintained a strong balance sheet throughout fiscal 2010. At September 30, 2010 there was no long term debt and the current ratio was 6.7 to 1.
“2010 was a year of continued profitability and a return to top-line growth,” said Joe Dunsmore, Digi’s Chief Executive Officer. “Revenue for fiscal year 2010 increased $16.6 million, or 10.0%, and the fourth fiscal quarter of 2010 marked Digi’s thirty-first consecutive quarter of profitability. We continued to show solid growth

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
momentum in our wireless product lines and thus we believe we are in a very strong market position entering fiscal 2011.”
Below is a table setting forth certain GAAP and Non-GAAP results:

	Q4 and 2010 Results
(in thousands, except per share amounts)	Q4 2010	Q4 2009	YTD 2010	YTD 2009
Operating Income	$3,385	$1,103	$9,953	$3,070
Net Income	$2,244	$959	$8,941	$4,083
Net Income per Diluted Share	$0.09	$0.04	$0.36	$0.16

	Q4 and 2010 Non-GAAP Results
(in thousands, except per share amounts)	Q4 2010		Q4 2009		YTD 2010		YTD 2009
Operating Income	$3,609	(1)	$1,103		$10,869	(1)	$5,023	(1)
Net Income	$2,364	(1)	$686	(1)	$7,244	(1)	$4,790	(1)
Net Income per Diluted Share	$0.09	(1)	$0.03	(1)	$0.29	(1)	$0.19	(1)

(1)	A table with a detailed reconciliation of non-GAAP information is provided later in this earnings release.
Business Results for the Three Months Ended September 30, 2010
Digi reported revenue of $47.3 million for the fourth fiscal quarter of 2010 compared to $40.0 million for the fourth fiscal quarter of 2009, an increase of $7.3 million, or 18.1%.
Revenue from embedded products in the fourth fiscal quarter of 2010 was $21.9 million compared to $18.8 million in the fourth fiscal quarter of 2009, an increase of $3.1 million, or 16.2%. Revenue from non-embedded products was $25.4 million in the fourth fiscal quarter of 2010 compared to $21.2 million in the fourth fiscal quarter of 2009, an increase of $4.2 million, or 19.9%. Net sales in the fourth fiscal quarter of 2010 were unfavorably impacted by foreign currency translation of $0.6 million when compared to the same period in the prior fiscal year.
Revenue in North America was $26.8 million in the fourth fiscal quarter of 2010, compared to $24.2 million in the fourth fiscal quarter of 2009, an increase of $2.6 million, or 10.8%. Revenue in EMEA (Europe, Middle East and Africa) was $12.7 million in the fourth fiscal quarter of 2010, compared to $10.7 million in the comparable quarter a year ago, an increase of $2.0 million, or 19.0%. Revenue in the Asia Pacific region was $6.3 million in the fourth fiscal quarter of 2010 compared to $4.0 million in the fourth fiscal quarter of 2009, an increase of $2.3 million, or 57.5%. Latin American revenue was $1.5 million in the fourth fiscal quarter of 2010, compared to $1.1 million in the comparable quarter a year ago, an increase of $0.4 million, or 27.3%.
Gross profit was $24.0 million in the fourth fiscal quarter of 2010 compared to $19.4 million in the same period in the prior year. The gross margin was 50.8% in the fourth fiscal quarter of 2010 compared to 48.5% in the fourth fiscal quarter of 2009, an increase of 2.3 percentage points. The gross margin was higher in the fourth fiscal quarter of 2010 than in the comparable period a year ago primarily due to product cost reductions and lower manufacturing expenses, partially offset by unfavorable product mix .
Total operating expenses in the fourth fiscal quarter of 2010 were $20.6 million, or 43.7% of revenue, compared to $18.3 million, or 45.8% of revenue, in the fourth fiscal quarter of 2009. Total operating expenses in the fourth fiscal quarter of 2010 included $0.3 million of residual expenses resulting from the investigation

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
discussed within our third quarter Form 10-Q and described later in this earnings release, and a benefit of $0.1 million resulting from a reversal of the restructuring reserve since expenses associated with the plan were less than expected. Total operating expenses increased by $2.1 million, excluding the aforementioned items, primarily due to the reinstatement for fiscal 2010 of the incentive compensation program which had been eliminated in fiscal 2009, increased commission expenses related to the increase in revenue, and consulting and professional services fees.
Net income was $2.2 million in the fourth fiscal quarter of 2010, or $0.09 per diluted share, compared to $1.0 million, or $0.04 per diluted share, in the fourth fiscal quarter of 2009. Non-GAAP net income and non-GAAP net income per diluted share for the fourth fiscal quarter of 2010 and 2009 were $2.4 million, or $0.09 per diluted share, and $0.7 million, or $0.03 per diluted share, respectively, as detailed elsewhere in this earnings release.
Business Results for the Twelve Months Ended September 30, 2010
For the twelve months ended September 30, 2010 (fiscal 2010), Digi reported revenue of $182.5 million compared to revenue of $165.9 million for the twelve months ended September 30, 2009 (fiscal 2009), an increase of $16.6 million, or 10.0%. Revenue from embedded products in fiscal 2010 was $82.4 million compared to $74.7 million in fiscal 2009, an increase of $7.7 million, or 10.4%. Revenue from non-embedded products was $100.1 million in fiscal 2010 compared to $91.2 million in fiscal 2009, an increase of $8.9 million, or 9.7%. Revenue from embedded products included satellite revenue of $1.8 million in fiscal 2010 and $0.4 million in fiscal 2009 from date of acquisition of MobiApps Holdings Private Limited on June 8, 2009.
For fiscal year 2010, Digi reported net income of $8.9 million, or $0.36 per fully diluted share, compared to net income for fiscal 2009 of $4.1 million, or $0.16 per diluted share. Net income for fiscal 2010 was reduced by investigation and remediation expenses of $0.9 million, net of tax, or $0.04 per fully diluted share, offset by a reversal of the restructuring reserve of $0.3 million, net of tax, or $0.01 per diluted share, and tax benefits of $2.3 million, or $0.09 per diluted share, resulting from the reversal of tax reserves associated primarily with the closure of prior tax years through statute expiration and audit. Net income for fiscal 2009 was reduced by the charge for restructuring expenses of $1.9 million, net of tax, or $0.07 per diluted share, offset partially by tax benefits of $1.2 million, or $0.05 per diluted share, resulting from the reversal of tax reserves associated with the extension of the research and development credit, the resolution of certain state tax matters, and the closing of a prior tax year.
Digi’s cash and cash equivalents and marketable securities balance was $87.6 million at September 30, 2010, an increase of $5.1 million over the cash and cash equivalents and marketable securities balance, including long-term marketable securities, at June 30, 2010, and an increase of $11.8 million over the comparable balance at September 30, 2009. Please refer to the Condensed Consolidated Statement of Cash Flows included in this earnings release for additional cash flow details.
Fiscal 2010 Business Highlights Include:
Smart Grid Partnerships
•	Adding to key relationships with ITron, Inc. and Comverge, Inc. Digi is now also partnering with Cooper Power Systems to provide an IP-based demand response solution, creating the next-generation of demand response with integration of Yukon Energy Services software and iDigi™.

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
•	Digi announced that EcoFactor, Inc., a provider of software that intelligently manages connected thermostats and reduces home energy consumption, is using the Digi X-Grid™ solution to easily connect customers’ home energy devices to its web-based software. The Digi X-Grid™ is an “Extended Grid” that enables real-time, IP-based monitoring and control of home energy devices beyond the electric meter.

•	Digi and GroundedPower, a leading provider of interactive software for energy efficiency and smart grid solutions, announced an “Extended Grid” partnership to help consumers reduce energy consumption. The partnership shows proven reductions of nearly 10 percent with the recent Cape Light pilot program.

•	Demonstrating the value of Digi solutions in alternative energy applications, Digi and SolarEdge Technologies, Inc. announced their collaboration on full connectivity solutions for photovoltaic (PV) systems, including data harvesting from revenue-grade power meters, PV inverter mesh networking and future interaction with the Smart Grid.
Other Smart Grid Related Announcements
•	Digi introduced the ConnectPort® X2 for Smart Energy gateways. It is the industry’s first gateway that connects, controls, or gathers data from ZigBee® Smart Energy devices equally well before or with Smart Meter deployments.

•	Expanding Digi’s presence in the European Smart Metering connectivity market, the company announced the launch of the ConnectPort® X Wireless M-Bus gateway family. By integrating wireless M-Bus technology frequently found in Europe, these gateways can easily and cost effectively connect electricity, gas and water meters to a European energy service provider via broadband.

•	Digi launched the next generation of XBee® and XBee-PRO® ZigBee modules during the year. These modules are frequently used to provide wireless communications for energy related devices.

•	Recognizing Digi’s position in the emerging Smart Grid, on November 17, 2009, the NASDAQ OMX Group, Inc., Clean Edge, Inc., and First Trust Advisors L.P. announced the launch of a new exchange traded fund (ETF) — the First Trust NASDAQ Clean Edge Smart Grid Infrastructure Index Fund (Nasdaq:GRID). It is based on the NASDAQ Clean Edge Smart Grid Infrastructure Index(SM) (Nasdaq:QGRD), a benchmark for the smart grid and electric infrastructure sector. Digi is included in the Smart Grid Infrastructure Index, which enables investors to “easily track companies that are working diligently to help fully implement an energy grid that is more efficient, cleaner and resilient.” First Trust’s ETF, GRID, is designed to correspond to the price and yield performance of the index on which it is based.
Key Wireless Partnerships and Customer Relationships
•	Digi expanded its M2M solutions with a partnership with Ericsson, a global leader in 3G mobile broadband network technology. Digi will be working with Ericsson to provide 3G cellular connectivity for machine-to-machine (M2M) applications.

•	Spectrum Design Solutions, Digi’s wireless consulting group and a leading embedded cellular integrator, announced their collaboration with Qualcomm Incorporated to promote wireless M2M designs incorporating Qualcomm’s newest cellular technology offering, called Gobi.

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
•	The introduction of the Digi TransPort™ WR44 with Gobi, marked the industry’s first enterprise class cellular router with Qualcomm Gobi™ technology. The new, flexible Digi TransPort WR44 provides global carrier diversity and can connect to virtually any cellular network in the world.

•	In partnership with Freescale Semiconductor, Inc., Digi introduced the industry’s first core module designed specifically for low power, wireless multimedia applications. Representing three industry firsts, the ConnectCore™ Wi-MX51 is industry’s first wireless enabled core module based on Freescale’s new high-performance i.MX51 processor, first to offer 802.11 a/b/g/n Wi-Fi and first to support Microsoft’s new Windows CE 6.0 R3.
iDigi Services
•	Further expanding the iDigi™ platform, in 2010 the Company launched a major M2M initiative with easy, out-of-the-box cloud connectivity for embedded development. iDigi™ is the embedded industry’s first ready-to-use cloud computing platform for M2M network and device management.

•	Digi introduced the Digi ConnectPort X3, a low-cost, programmable cellular gateway for monitoring and tracking remote assets. The ConnectPort X3 is integrated with the iDigi Platform, a cloud-computing service that makes it easy to remotely manage devices and integrate device information into a company’s back-end systems and machine-to-machine (M2M) applications.

•	Showing its unique ability to blend multiple wireless technologies into a vertically focused solution, Digi introduced the ConnectPort X5 family of compact, ruggedized telematics devices. The product family is the industry’s first family of telematics devices to incorporate cellular, satellite, global positioning system (GPS), Wi-Fi and vehicle area network (VAN) wireless technology in one device. Additionally, ConnectPort X5 customers have access to the iDigi™ wireless M2M solutions bundle which includes the hosted software and services necessary to easily configure and manage large scale device deployments.
Other Key Wireless Product Announcements
•	Digi introduced the Digi m130™, an embedded module that allows OEMS to enable their products with GSM/GPRS, global positioning system (GPS) and ORBCOMM satellite connectivity in a single solution. Ideal for fleet management and asset tracking applications, the compact Digi m130 enables remote connectivity to mobile assets via cellular or satellite networks and is the fastest way for device manufacturers to add cellular, GPS and satellite in one design.

•	Digi launched the industry’s first M2M development kit for mainstream satellite development for under $300. The Digi m10 JumpStart Kit features the smallest, most cost effective and highest performance ORBCOMM satellite modem available. The m10 JumpStart Kit demystifies satellite development, allowing customers to quickly and easily build satellite-enabled products.

•	Rabbit, a Digi brand, introduced the Rabbit® 6000, the industry’s first embedded wireless communications and control System on Chip (SoC) ideal for industrial automation applications.

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
Reconciliation Tables:
Reconciliation of Operating Income to Non-GAAP Operating Income

	Three months ended September 30,				Twelve months ended September 30,
	2010		2009		2010		2009
		% of net		% of net		% of net		% of net
(Dollars in thousands)		sales		sales		sales		sales
Operating income	$3,385	7.2%	$1,103	2.8%	$9,953	5.5%	$3,070	1.9%

Investigation expenses	340	0.7%	—	0.0%	1,384	0.8%	—	0.0%

Restructuring reserve (reversal)	(116)	-0.2%	—	0.0%	(468)	-0.3%	1,953	1.2%

Operating income excluding investigation expenses and restructuring reserve (Non-GAAP basis)	$3,609	7.6%*	$1,103	2.8%	$10,869	6.0%	$5,023	3.0%*

*	percentages presented may not add due to use of rounded numbers
Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net
Income and Net Income per Diluted Share

	Three months ended September 30,				Twelve months ended June 30,
(In thousands, except per share amounts)	2010		2009		2010		2009
Net income and net income per common share, diluted	$2,244	$0.09	$959	$0.04	$8,941	$0.36	$4,083	$0.16

Investigation expenses, net of taxes	221	0.01	—	—	900	0.04	—	—

Restructuring reserve (reversal), net of taxes	(75)	(0.00)	—	—	(304)	(0.01)	1,863	0.07

Discrete tax benefit from reversal of tax reserves associated with the closure of prior tax years through statute expiration and audit, and extension of research and development credit	(26)	(0.00)	(273)	(0.01)	(2,292)	(0.09)	(1,156)	(0.05)

Net income and net income per common share, diluted, excluding investigation expenses, net of taxes, restructuring reserve (reversal), net of taxes, and a reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$2,364	$0.09 *	$686	$0.03	$7,244	$0.29 *	$4,790	$0.19	*

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
Reconciliation of Net Income to Earnings before Taxes, Depreciation and Amortization
(In thousands of dollars and as a percent of Net Sales)

	For the three months ended September 30,				For the twelve months ended September 30,
	2010		2009		2010		2009
Net sales	$47,266	100.0%	$40,012	100.0%	$182,548	100.0%	$165,928	100.0%

Net income	2,244	4.7%	959	2.4%	8,941	4.9%	4,083	2.5%

Income tax provision (benefit)	1,293	2.7%	(65)	-0.2%	1,578	0.9%	199	0.1%

Income before income taxes	$3,537	7.5%*	$894	2.2%	$10,519	5.8%	$4,282	2.6%

Depreciation and amortization	2,388	5.1%	2,627	6.6%	10,133	5.6%	10,057	6.1%

Earnings before taxes, depreciation, and amortization	$5,925	12.5%*	$3,521	8.8%	$20,652	11.3%*	$14,339	8.6%*

*	Percentages presented may not add due to use of rounded numbers.
Guidance
Digi projects revenue in a range of $46 million to $49 million for the first fiscal quarter of 2011, and net income per diluted share in a range of $0.04 to $0.08.
For the full year fiscal 2011, Digi projects revenue in a range of $195 million to $215 million, or an increase of 6.8% to 17.8% over fiscal year 2010. Digi projects net income per diluted share to be in a range of $0.28 to $0.52.
Investigation and Remediation
As previously reported , after receiving allegations regarding possible violations of our gifts, travel and entertainment policy for activities in the Asia Pacific region by a few employees, we initiated an investigation of these policy and corresponding internal control issues, and any possible related violations of applicable law, including the Foreign Corrupt Practices Act. We voluntarily disclosed the allegations to the United States Department of Justice (DOJ) and the United States Securities and Exchange Commission (SEC).
We announced on August 2, 2010, that we had received confirmation through discussions with representatives of the DOJ and the SEC that they would not be initiating any enforcement proceedings against Digi, including not seeking any monetary or other sanctions.
Based upon what we learned from the investigation, we have and are further strengthening our monitoring controls over foreign locations and other operational and regulatory compliance procedures, including retention of third party assistance to implement our remediation plan. During the fourth quarter of fiscal 2010, Digi spent $0.3 million on investigation-related expenses and outside resources for consulting and assistance in implementing our remediation plan.
Fourth Quarter and Year-End 2010 Conference Call Details
Digi’s management will discuss the fiscal fourth quarter and year-end results, on Thursday, October 28, 2010, after market close at 5:00 p.m. EST (4:00 p.m. CST). To join the call, please dial 866-700-6067 and enter pass code 69760761. International participants may access the call by dialing 617-213-8834 and entering pass code

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
69760761. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants and entering access code 70653530 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
2011 Annual Meeting
Digi will hold its annual meeting of stockholders at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Thursday, January 20, 2011.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444.
For more news and information on Digi International® Inc., please visit www.IRGnews.com/coi/DGII where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, potential weakness in North America, Europe and in other regions due to changes in economic conditions and the current uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of the Company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the Company’s investment securities that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2009 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
This release includes non-GAAP operating income, earnings before taxes, depreciation and amortization (EBTDA), net income and net income per diluted share data.
Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures. Additionally, management understands that EBTDA does not reflect the Company’s cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for the Company’s working capital needs.
Digi believes that providing operating income and net income and earnings per diluted share exclusive of the impact of investigation expenses, restructuring reserves and reversals, and the impact of the reversal of tax reserves and other discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to restructuring charges and taxes, which while important, are not central to the core operations of Digi’s business. Additionally, management believes that the presentation of EBTDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring the Company’s performance from year to year and in assessing the Company’s performance against other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of the Company’s capital structure and the method by which assets were acquired. EBTDA is also used by management as a metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:
Erika Moran
The Investor Relations Group
11 Stone Street — 5th Floor
New York, NY 10004
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2010	2009	2010	2009
Net sales	$47,266	$40,012	$182,548	$165,928
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	22,353	19,507	86,266	80,470
Amortization of purchased and core technology	883	1,094	4,073	4,193

Gross profit	24,030	19,411	92,209	81,265

Operating expenses:
Sales and marketing	9,078	8,079	37,010	35,304
Research and development	7,102	6,388	27,825	26,381
General and administrative	3,875	3,125	15,058	11,785
Intangibles amortization	706	716	2,831	2,772
Restructuring costs	(116)	—	(468)	1,953

Total operating expenses	20,645	18,308	82,256	78,195

Operating income	3,385	1,103	9,953	3,070

Other income (expense):
Interest income, net	50	92	217	1,149
Other income (expense)	102	(301)	349	63

Total other income (expense)	152	(209)	566	1,212

Income before income taxes	3,537	894	10,519	4,282
Income tax provision (benefit)	1,293	(65)	1,578	199

Net income	$2,244	$959	$8,941	$4,083

Net income per common share, basic	$0.09	$0.04	$0.36	$0.16

Net income per common share, diluted	$0.09	$0.04	$0.36	$0.16

Weighted average common shares, basic	25,013	24,662	24,865	24,901

Weighted average common shares, diluted	25,248	24,981	25,154	25,183

Digi International Reports Fourth Fiscal Quarter and Full Year 2010 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$50,943	$48,434
Marketable securities	36,634	22,311
Accounts receivable, net	24,090	19,032
Inventories	26,550	26,619
Other	5,485	6,259

Total current assets	143,702	122,655

Marketable securities	—	5,063
Property, equipment and improvements, net	16,396	16,678
Identifiable intangible assets, net	19,851	26,877
Goodwill	86,210	86,558
Other	806	1,117

Total assets	$266,965	$258,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,449	$5,567
Accrued compensation	5,850	3,275
Accrued warranty	877	970
Deferred payment on acquisition	2,914	2,966
Other	4,507	3,756

Total current liabilities	21,597	16,534

Deferred tax liabilities	1,457	4,331
Income taxes payable	2,838	4,893
Deferred payment on acquisition	—	2,812
Other noncurrent liabilities	517	792

Total liabilities	26,409	29,362

Total stockholders’ equity	240,556	229,586

Total liabilities and stockholders’ equity	$266,965	$258,948

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended September 30,
	2010	2009
Operating activities:
Net income	$8,941	$4,083
Adjustments to reconcile net income to net cash provided by operations:
Depreciation of property, equipment and improvements	2,649	2,581
Amortization of identifiable intangible assets and other assets	7,484	7,476
Excess tax benefits from stock-based compensation	(47)	(80)
Stock-based compensation	3,377	3,518
Deferred income taxes	(3,656)	(2,714)
Restructuring	(468)	—
Other	1,050	386
Changes in operating assets and liabilities	(3,229)	436

Net cash provided by operating activities	16,101	15,686

Investing activities:
Purchase of marketable securities	(38,538)	(30,489)
Proceeds from maturities of marketable securities	29,335	62,624
Deferred cash payout for acquisition of Spectrum Design Solutions, Inc.	(3,000)	—
Proceeds from sale of property and equipment	11	10
Acquisition of businesses, net of cash acquired	—	(2,986)
Purchase of property, equipment, improvements and certain other intangible assets	(2,975)	(3,873)

Net cash (used in) provided by investing activities	(15,167)	25,286

Financing activities:
Payments on capital lease obligations	(9)	(336)
Purchase of treasury stock	—	(6,576)
Excess tax benefits from stock-based compensation	47	80
Proceeds from stock option plan transactions	1,672	423
Proceeds from employee stock purchase plan transactions	888	982

Net cash provided by (used in) financing activities	2,598	(5,427)

Effect of exchange rate changes on cash and cash equivalents	(1,023)	(1,287)

Net increase in cash and cash equivalents	2,509	34,258
Cash and cash equivalents, beginning of period	48,434	14,176

Cash and cash equivalents, end of period	$50,943	$48,434